As filed with the United States Securities and Exchange Commission on September 17, 2021.
Registration Statement No. 333-259431

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
Form F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Exscientia Limited+
England and Wales	2836	Not applicable
(State or other jurisdiction of incorporation or organisation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
The Schrödinger Building
Oxford Science Park
Oxford OX4 4GE
United Kingdom
Tel: +44 (0) 1865 818941
(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Exscientia Inc.
Office 316
2125 Biscayne Blvd.
Miami, Florida 33137
United States
Tel: +1 954 406 8602
(Name, address, including zip code and telephone number, including area code, of agent for service)
Copies of all communications, including communications sent to agent for service, should be sent to:
Divakar Gupta Marc Recht Cooley LLP 55 Hudson Yards New York, New York 10001 +1 212 479 6000	David Boles Claire Keast-Butler Cooley (UK) LLP 22 Bishopsgate London EC2N 4BQ United Kingdom +44 20 7583 4055	Andrew Harrow Goodwin Procter (UK) LLP 100 Cheapside London EC2V 6DY United Kingdom +44 20 7447 4200	Robert Puopolo Seo Salimi William Magioncalda Goodwin Procter LLP 100 Northern Avenue Boston, Massachusetts 02210 +1 617 570-1000
Approximate date of commencement of proposed sale to public:
As soon as practicable after this registration statement becomes effective.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act.
Emerging growth company ☒
If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐
CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
Ordinary shares, nominal value £0.16 per share(3)(4)	$100,000,000	$10,910

(1)
Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended. Includes the aggregate offering price of additional American Depositary Shares, or ADSs, that the underwriters have the option to purchase.

(2)
Previously paid.

(3)
These ordinary shares are represented by ADSs, each of which represents one ordinary share of the Registrant.

(4)
ADSs issuable upon deposit of the ordinary shares registered hereby are being registered pursuant to a separate registration statement on Form F-6 (File No. 333-           ).

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), shall determine.

+
Prior to the completion of this offering, we intend to re-register the Registrant as a public limited company under the laws of England and Wales and will change the Registrant’s name from Exscientia Limited to Exscientia plc. See the section titled “Corporate Reorganisation” in the prospectus which forms a part of this registration statement.

†
The term “new or revised financial accounting standards” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

EXPLANATORY NOTE
Exscientia Limited is filing this Amendment No. 1 to its Registration Statement on Form F-1 (File No. 333-259431), which was initially filed with the Securities and Exchange Commission on September 10, 2021, or the Registration Statement, for the sole purpose of filing Exhibits 3.2, 4.1, 4.2, 5.1, 10.7, 10.8, 10.9, 10.17, 10.18 and 23.2 to the Registration Statement and making corresponding updates to Item 8 and the Exhibit Index. Accordingly, this Amendment No. 1 consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature page to the Registration Statement, and the exhibits filed herewith. This Amendment No. 1 does not contain a copy of the prospectus that was included in the Registration Statement and is not intended to amend or delete any part of the prospectus.

PART II
Information Not Required in Prospectus
Item 6.   Indemnification of Directors and Officers.
Subject to the Companies Act 2006, or the Companies Act, members of the registrant’s board of directors and its officers have the benefit of the following indemnification provisions in the registrant’s articles of association:
Current and former members of the registrant’s board of directors or officers shall be indemnified for all costs, charges, losses, expenses and liabilities sustained or incurred by them in connection with their duties or powers in relation to us, any associated company (as defined in the Companies Act) or any pension fund or employee share scheme of ours or an associated company and in relation to our (or an associated company’s) activities as trustee of an occupational pension scheme, including any liability incurred in defending any criminal or civil proceedings in which judgement is given is his or her favour or in which he or she is acquitted or the proceedings are otherwise disposed of without any finding or admission of any material breach of duty on his or her behalf or in connection with any application in which the court grants him or her relief from liability for negligence, default, breach of duty or breach of trust in relation to the registrant’s or its group’s affairs.
In the case of current or former members of the registrant’s board of directors, in compliance with the Companies Act, there shall be no entitlement to indemnification as referred to above for (i) any liability incurred to the registrant or any associated company, (ii) the payment of a fine imposed in any criminal proceeding or a penalty imposed by a regulatory authority for non-compliance with any requirement of a regulatory nature, (iii) the defence of any criminal proceeding if the member of the registrant’s board of directors is convicted, (iv) the defence of any civil proceeding brought by the registrant or an associated company in which judgement is given against the director and (v) any application for relief under the Companies Act in which the court refuses to grant relief to the director.
The registrant may provide any current or former director or officer with funds to meet expenditure incurred or to be incurred by them in connection with any proceedings or application referred to above and otherwise may take any action to enable any such relevant officer to avoid incurring such expenditure. Members of the registrant’s board of directors and its officers who have received payment from the registrant under the relevant indemnification provisions must repay the amount they received in accordance with the Companies Act or in any other circumstances that the registrant may prescribe or where the registrant has reserved the right to require repayment.
The underwriting agreement the registrant will enter into in connection with the offering of ADSs being registered hereby provides that the underwriters will indemnify, under certain conditions, the registrant’s board of directors and its officers against certain liabilities arising in connection with this offering.
Item 7.   Recent Sales of Unregistered Securities.
The following list sets forth information regarding all unregistered securities sold by Exscientia AI Limited since January 1, 2018, through the date of the prospectus that forms a part of this registration statement.
Issuances of Share Capital
•
On November 14, 2018, Exscientia AI Limited issued 4,324 A Ordinary Shares to shareholders of Kinetic Discovery Limited at a purchase price of £0.001 per share for aggregate consideration of £4.32.

•
On December 24, 2018, Exscientia AI Limited issued 29,408 Series B Shares to insiders and accredited investors at a purchase price of £635 per share for an aggregate consideration of £18,674,841.

•
On May 31, 2019, Exscientia AI Limited issued 150 B Ordinary Shares pursuant to an employee option exercise at a purchase price of £2.53 per share for an aggregate consideration of £379.50 and 50 B Ordinary Shares pursuant to an employee option exercise at a purchase price of £4.88 per share for aggregate consideration of £244.

•
On May 31, 2019, Exscientia AI Limited issued 3,063 B Ordinary Shares pursuant to an employee option exercise at a purchase price of £2.53 per share for aggregate consideration of £14,947.

•
On May 18, 2020, Exscientia AI Limited issued 57,295 Series C Shares to insiders and accredited investors at a purchase price of £855.09 per share for aggregate consideration of £48,992,382.

•
On June 18, 2020, Exscientia AI Limited issued 100 B Ordinary Shares pursuant to an employee option exercise at a purchase price of £4.88 per share for aggregate consideration of £488.

•
On July 15, 2020, Exscientia AI Limited issued 30 B Ordinary Shares to a consultant engaged by the Company at a purchase price of £6.70 per share for aggregate consideration of £201.

•
On August 7, 2020, Exscientia AI Limited issued 2,012 B Ordinary Shares pursuant to an employee option exercise at a purchase price of £4.88 per share for an aggregate consideration of £9,818.

•
On September 14, 2020, Exscientia AI Limited issued 955 Junior C Shares to Rally Profit Limited at a purchase price of £813 per share for an aggregate consideration of £776,509.

•
On September 14, 2020, Exscientia AI Limited issued 6,303 Junior C Shares to Harmony Way Group Limited at a purchase price of £813 per share for an aggregate consideration of £5,124,961.

•
On September 14, 2020, Exscientia AI Limited issued 2,865 Junior C Shares to Gavin Resources Limited at a purchase price of £813 per share for an aggregate consideration of £2,329,528.

•
On October 7, 2020, Exscientia AI Limited issued 30 B Ordinary Shares pursuant to an employee option exercise at a purchase price of £4.88 per share for an aggregate consideration of £146.

•
On October 30, 2020, Exscientia AI Limited issued 200 B Ordinary Shares pursuant to an employee option exercise at a purchase price of £4.88 per share for an aggregate consideration of £976.

•
On March 1, 2021, Exscientia AI Limited issued 17,132 Series C1 Shares to insiders and accredited investors at a purchase price of £1,256 per share for an aggregate consideration of £21,450,896.

•
On April 8, 2021, Exscientia AI Limited issued 13 B Ordinary Shares pursuant to an employee option exercise at a purchase price of £4.88 per share for an aggregate consideration of £63.44.

•
On April 27, 2021, Exscientia AI Limited issued 100 B Ordinary Shares pursuant to an employee option exercise and 300 B Ordinary Shares pursuant to an employee option exercise at a purchase price of £2.53 per share for an aggregate consideration of £1,012, and 300 B Ordinary Shares pursuant to an employee option exercise at a purchase price of £4.38 per share for an aggregate consideration of £1,314.

•
On April 27, 2021, Exscientia AI Limited issued 57,108 Series D1 Shares to insiders and accredited investors at a purchase price of $3,502.17 per share for an aggregate consideration of $200,001,924.36.

•
On May 7, 2021, Exscientia AI Limited issued 7,139 Series D1 Shares to accredited investors at a purchase price of $3,502.17 per share for an aggregate consideration of $25,001,991.63.

The offers, sales and issuances of the securities described in the preceding paragraph were exempt from registration either (1) under Section 4(a)(2) of the Securities Act in that the transactions were between an issuer and members of its senior executive management and did not involve any public offering within the meaning of Section 4(a)(2), (2) under Rule 701 promulgated under the Securities Act in that the transactions were under compensatory benefit plans and contracts relating to compensation or (3) under Regulation S promulgated under the Securities Act in that offers, sales and issuances were not made to persons in the United States and no directed selling efforts were made in the United States.
Share Option Grants
Since January 1, 2018 through the date of the prospectus that forms a part of this registration statement, Exscientia AI Limited has granted share options to employees, directors, consultants and service providers covering an aggregate of           ordinary shares with exercise prices ranging from £      to £      per share, as follows:

Item 8.   Exhibits and Financial Statement Schedules
Exhibits
Exhibit Number	Description of Exhibit
1.1*	Form of Underwriting Agreement.
3.1*	Articles of Association, as amended and as currently in effect.
3.2	Form of Articles of Association to become effective upon the closing of this offering.
4.1	Form of Deposit Agreement.
4.2	Form of American Depositary Receipt (included in exhibit 4.1).
5.1	Opinion of Cooley (UK) LLP.
10.1**
Shareholders’ Agreement Relating to Exscientia Limited (then named Exscientia Holdings Limited), dated August 10, 2021, by and between the Subscribers, Non-Investing Shareholders, and Manager thereto and Exscientia Limited.

10.2#**	Form of Employment Agreement by and between Andrew Hopkins and Exscientia Limited.
10.3#**	Form of Employment Agreement by and between Ben Taylor and Exscientia Limited.
10.4†**	Collaboration Agreement, dated March 28, 2016, by and between Evotec International GmbH and Exscientia AI Limited (then named Exscientia Limited), as amended.
10.5†**	Patent Assignment Agreement, dated October 1, 2019, by and between the University of Dundee and Exscientia AI Limited (then named Exscientia Limited).
10.6†**	Share Sale, Transfer and Merger Agreement Regarding Allcyte GmbH, dated June 2, 2021, by and among the Sellers thereto and Exscientia AI Limited (then named Exscientia Limited).
10.7†	Research Collaboration and Licence Option Agreement, dated June 27, 2016, by and between Sanofi S.A. and Exscientia AI Limited (then named Exscientia Limited).
10.8†	Collaboration and License Agreement, dated May 3, 2021, by and between Bristol-Myers Squibb Company and Exscientia AI Limited (then named Exscientia Limited).
10.9†	Amended and Restated Collaboration Agreement, effective as of December 18, 2019, by and between Bayer A.G. and Exscientia AI Limited (then named Exscientia Limited).
10.10**	Subscription Agreement between the Registrant and the Bill & Melinda Gates Foundation, effective as of September 1, 2021.
10.11**
Lease relating to Part Ground Floor, The Schrodinger Building, The Oxford-Science Park, Sandford-on-Thames, Oxford, by and between Exscientia AI Limited (then named Ex Scientia Limited) and The Oxford Science Park Limited, dated July 27, 2018.

10.12**
Lease relating to Third Floor, The Schrodinger Building, The Oxford Science Park, Sandford-on-Thames, Oxford, by and between Fuel 3D Technologies Limited and The Oxford Science Park Limited, dated April 11, 2018.

10.13**	Lease between MEPC Milton Park No. 1 Limited, MEPC Milton Park No. 2 Limited, and Exscientia AI Limited (then named Exscientia Limited), effective as of July 13, 2021.
10.14**	Sublease by and between Allcyte GmbH and The University of Veterinary Medicine, Vienna, dated as of February 6, 2018.
10.15**	Lease Agreement, by and between HG 3 Beteiligungsverwaltung GmbH & CoKG and Alphaexscientia Beteiligungs GmbH, effective as of September 3, 2021.
10.16**	Lease Agreement, by and between HG 3 Beteiligungsverwaltung GmbH & CoKG and Alphaexscientia Beteiligungs GmbH, effective as of September 3, 2021.
10.17	Form of Deed of Indemnity between the Registrant and each of its directors.
10.18	Form of Deed of Indemnity between the Registrant and each of its executive officers.
10.19#**	The Exscientia Plc 2021 Equity Incentive Plan with Non-Employee Sub-Plan and CSOP Sub-Plan.
10.20#**	The Exscientia Unapproved Share Option Plan with RSU Sub-Plan.
10.21#**	The Exscientia Company Share Option Plan.
10.22#**	The Exscientia Enterprise Management Incentive Plan.

Exhibit Number	Description of Exhibit
21.1**	Subsidiaries of the registrant.
23.1**	Consent of PricewaterhouseCoopers LLP, the registrant’s independent registered public accounting firm.
23.2	Consent of Cooley (UK) LLP (included in Exhibit 5.1).
24.1**	Power of Attorney (included on signature page to this registration statement).

†
Pursuant to Item 601(b)(10)(iv) of Regulation S-K promulgated by the SEC, certain portions of this exhibit have been redacted because they are both not material and the type that the Registrant treats as private or confidential. The Registrant hereby agrees to furnish supplementally to the SEC, upon its request, an unredacted copy of this exhibit.

*
To be filed by amendment.

**
Previously filed.

#
Indicates a management contract or any compensatory plan, contract or arrangement.

Financial Statement Schedules
None. All schedules have been omitted because the information required to be set forth therein is not applicable or has been included in the consolidated financial statements and notes thereto.
Item 9.   Undertakings.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defence of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
The undersigned Registrant hereby undertakes that:
(1)
For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorised, in the UK, on September 17, 2021.
EXSCIENTIA LIMITED
By:
/s/ Andrew Hopkins

Name:
Andrew Hopkins, DPhil, FRSE, FRSC

Title:
Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date
/s/ Andrew Hopkins Andrew Hopkins, DPhil, FRSE, FRSC	Chief Executive Officer and Director (Principal Executive Officer)	September 17, 2021
/s/ Ben Taylor Ben Taylor	Chief Financial Officer and Director (Principal Financial Officer and Principal Accounting Officer)	September 17, 2021
* David Nicholson, Ph.D.	Chairman of the Board of Directors	September 17, 2021
* Elizabeth Crain	Director	September 17, 2021
* Robert Ghenchev	Director	September 17, 2021
* Joanne Xu	Director	September 17, 2021

Signature	Title	Date
* Mario Polywka, DPhil	Director	September 17, 2021
*By: /s/ Andrew Hopkins Name: Andrew Hopkins Title: Attorney-in-Fact		September 17, 2021

SIGNATURE OF AUTHORISED U.S. REPRESENTATIVE OF THE REGISTRANT
Pursuant to the Securities Act of 1933, the undersigned, the duly authorised representative in the United States of Exscientia Limited has signed this registration statement or amendment thereto on September 17, 2021.
Exscientia Inc.
By:
/s/ Andrew Hopkins

Name:
Andrew Hopkins

Title:
Authorised Signatory